DSW Inc. Appoints Joanne Zaiac as New Independent Director
COLUMBUS, Ohio, September 23, 2016- DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced today the appointment of Joanne Zaiac to its Board of Directors as an independent director. She will serve on the Company's Compensation and Technology Committees.
Ms. Zaiac currently serves as Chief Operating Officer of DigitasLBi North America, a leading global digital advertising agency. She brings over 30 years of experience in brand, digital, social and mobile marketing at several Fortune 500 brands. Ms. Zaiac joined DigitasLBi in 1999.
Jay Schottenstein, Chairman of the Board of DSW Inc. said, “Joanne brings a depth of brand-building and marketing expertise to DSW. We welcome her to DSW’s Board of Directors and look forward to the contributions she is certain to make towards our strategic growth initiatives.”
Prior to becoming Chief Operating Officer at DigitasLBi North America, Ms. Zaiac served as President of DigitasLBi’ s New York region for over 10 years. Before joining DigitasLBi, Ms. Zaiac spent 14 years with Wunderman Worldwide/Young & Rubicam serving as Executive Vice President and Senior Vice President. Ms. Zaiac currently serves on the Boards of Cartera Commerce and Junior Achievement New York.
Ms. Zaiac will stand for election at the Company’s next Annual Shareholders Meeting in 2017. If confirmed, her term will expire at the 2018 Annual Shareholders Meeting.

About DSW Inc.
DSW Inc. is a leading branded shoes and accessories retailer that offers a wide selection of brand name and designer shoes and accessories for women, men, and kids. DSW operates 490 stores in 43 states and operated an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 385 leased locations in the United States. DSW offers a free, award-winning loyalty program, DSW Rewards, where customers earn certificates toward future DSW purchases and receive special member-only offers.
For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers, "like" DSW on Facebook at http://www.facebook.com/DSW and @dswshoelovers on Instagram.
SOURCE DSW Inc.
For further information:
Christina Cheng, Senior Director, Investor Relations, investorrelations@dswinc.com